       As filed with the Securities and Exchange Commission on May 4, 2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION
             (Exact name of registrant as specified in its charter)

                    Delaware                     16-1494566
        (State or other jurisdiction of       (I.R.S. Employer
         incorporation or organization)     Identification No.)

                                  15 Link Drive
                           Binghamton, New York 13904
                                 (607) 722-3800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Dr. Geoffrey T. Burnham
          Chairman of the Board, President and Chief Executive Officer
                                  15 Link Drive
                           Binghamton, New York 13904
                                 (607) 722-3800
  (Name, address, including zip code, and telephone number, include area code, of agent for service)

                                ----------------

                                   Copies to:
                            Richard A. Goldberg, Esq.
                      Swidler Berlin Shereff Friedman, LLP
                              405 Lexington Avenue
                            New York, New York 10174
                                 (212) 891-9221

                                ----------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective supplement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   CALCULATION OF REGISTRATION FEE
=====================================================================================================
      Title of                                     Proposed      Proposed Maximum
      Shares to                Amount to       Maximum Offering      Aggregate         Amount of
    be Registered            be Registered     Price Per Share    Offering Price  Registration Fee(2)
-----------------------------------------------------------------------------------------------------
  common stock, par
value $0.01 per share    18,800,000 shares (1)      $0.94           $17,672,000        $4,665.41
=====================================================================================================

(1) Shares of common stock which may be offered pursuant to this Registration Statement consist of 9,400,000 shares of common stock and 9,400,000 shares of common stock issuable upon exercise of warrants. In addition to the shares set forth in the table, the amount to be registered covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) The Registration Fee has been calculated pursuant to Rule 457(c) as follows: 18,800,000 multiplied by .000264 multiplied by $0.94, the average of the high and the low prices of the registrant's common stock as reported on the Nasdaq OTC Bulletin Board on May 1, 2000.

                    -----------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file an amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                   PROSPECTUS

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                               9,400,000 SHARES OF
                                  COMMON STOCK
                                       AND
                               9,400,000 SHARES OF
                                  COMMON STOCK
                             ISSUABLE UPON EXERCISE
                                   OF WARRANTS

                      ------------------------------------

         This prospectus relates to the sale of up to an aggregate of 18,800,000 shares of our common stock consisting of 9,400,000 shares of common stock and 9,400,000 shares of common stock issuable upon exercise of warrants which may be offered for sale from time to time by the selling security holders. This prospectus is filed to comply with our undertaking to register certain shares of our common stock and shares issuable upon exercise of warrants issued in certain recent private placements.

         Our common stock is quoted on the Nasdaq OTC Bulletin Board under the trading symbol "SLIC.OB." On May 1, 2000, the closing price of our common stock was $0.94 per share.

WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH AN INVESTMENT IN THE COMPANY AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                  The date of this Prospectus is May ___, 2000.

                                TABLE OF CONTENTS

                                                                            Page

The Company...................................................................3
Risk Factors..................................................................4
Recent Developments..........................................................16
Use of Proceeds..............................................................16
Dividend Policy..............................................................16
Selling Security Holders.....................................................17
Plan of Distribution.........................................................17
Experts......................................................................18
Additional Information Made Available To You.................................18
Incorporation of Certain Information By Reference............................19
Forward-Looking Statements in this Prospectus May Not Prove To Be Accurate...20

================================================================================

================================================================================

                                   PROSPECTUS

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                               9,400,000 SHARES OF
                                  COMMON STOCK
                                       AND
                               9,400,000 SHARES OF
                                  COMMON STOCK
                             ISSUABLE UPON EXERCISE
                                   OF WARRANTS

                                 ---------------

                                  MAY ___, 2000

                                   THE COMPANY

         We manufacture high power semiconductor diode lasers. We currently manufacture high power semiconductor diode lasers for a variety of applications across numerous industries, including printing, laser marking, medical, optical displays, precision machining, illuminating and military. We have recently commenced an effort to expand into telecommunications applications for our lasers. We are a component supplier of high power semiconductor diode lasers. Most of our customers are Original Equipment Manufacturers.

         We manufacture products at a high technology facility in Broome County, New York built to our specifications. We currently utilize 15,000 square feet at such location, including a 4,500 square feet clean room (i.e. one that is free of defects and contamination).

         The Company was incorporated in New York in September of 1993 and reincorporated in Delaware in September 1997. Our principal executive offices are located at 15 Link Drive, Binghamton, New York 13904. Our telephone number is (607) 722-3800.

                                  RISK FACTORS

         An investment in the shares offered hereby involves a high degree of risk. The following risk factors, in addition to those discussed elsewhere in this prospectus should be considered carefully in evaluating us and our business.

We have a history of significant losses and an accumulated deficit at December 31, 1999.

         We have incurred net losses from inception and have at December 31, 1999 an accumulated deficit of $20,329,027 and a working capital deficit of $397,194. It is anticipated that we will continue to incur losses for the immediate future until we are able to generate sales levels sufficient to support our operations. There can be no assurance that we will be able to achieve profitable operations.

We are making a substantial investment in our business and need to raise additional capital.

         We have available a collateralized line of credit, subject to a borrowing base calculation, with an aggregate availability in the amount of $1,000,000 for purposes of providing working capital. The line, which matures on May 31, 2000, bears interest at prime plus 2.5%. We have utilized $1,000,000 of this line as of December 31, 1999. In May 2000, we agreed in principle with BSB Bank & Trust Company to pay down approximately $250,000 of the line of credit, representing the amount in excess of the borrowing base. Such excess amount had been cash collateralized. In connection with such agreement, the line of credit will be extended to March 31, 2001. While we are in receipt of approximately $5.7 million from private placements since January 1, 2000, such monies will not be sufficient to meet our capital needs as currently projected. We intend to seek additional financing, from financial and banking institutions as well as through further equity financings. Based upon the fiscal 2000 budget, we expect that our cash and working capital requirements will continue to be significant as our operations expand. Potential sources for our cash and working capital requirements also include revenue growth. We anticipate based upon our business plan without any capital infusion our cash will be sufficient for our needs at least until March 31, 2001. In the event that our plans change or our assumptions change or prove to be inaccurate, we could be required to obtain additional financing sooner than currently anticipated. In connection with the projected development of our business into telecommunication applications, we could be required to buy substantial additional equipment as well as increase the size of our manufacturing facility and expand our operating personnel. Such expansion could require substantial additional capital beyond that currently available to us. There can be no assurance we will be able to obtain additional financing when needed, on commercially reasonable terms or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to realize our business plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our growth and expansion into telecommunications products may strain our resources and we may not be able to attract customers.

         We intend to seek to grow our business through expansion into telecommunications products. The expansion into telecommunications may place a considerable strain on our management, financial, manufacturing and other resources. We have no meaningful orders for telecommunications products. We are currently in discussions with several other telecommunications companies concerning orders for new products. There can be no assurance that we will receive any orders from these companies or if we do receive orders from one or more customers that we will be able to consistently meet stringent telecommunication specifications. We expect to experience fluctuation in customer orders and competitive, technological and pricing constraints. We may also be unable to develop new products on a timely schedule.

If we do not introduce new products and services in a timely manner, our telecommunications products will become obsolete, and our operating results will suffer.

         We intend to sell our products in several industries that are characterized by rapid technological changes, frequent new product introductions and evolving industry standards. Without the timely introduction of new products and enhancements, our products will likely become technologically obsolete over time, in which case our revenue and operating results would suffer. The success of our new products will depend on several factors, including our ability to:

         o   properly identify customer needs;
         o   price our products competitively;
         o   innovate and develop new technologies and applications; and
         o   manufacture and deliver our products in sufficient volumes on time.

         Our products may be used by our customers to develop, test and manufacture their new products. We therefore must anticipate industry trends and develop products in advance of the commercialization of our customers' products. If we fail to adequately predict our customers' needs and future activities, we may invest in research and development of products that do not lead to significant revenue. Moreover, significant technical innovations generally require a substantial investment before we can determine the commercial viability of these innovations. We may not have the financial resources necessary to fund these technical innovations.

We have experienced manufacturing difficulties which affect our results of operations.

         The manufacture of semiconductor lasers such as those sold by us is a highly complex and precise process, requiring production in a highly controlled and clean environment with the utilization of materials free of defects and contamination. These factors have a significant impact on production yields and product reliability which in turn affect operating results and future customer acceptance. We, as well as other semiconductor laser manufacturers have, from time to time, experienced technical production problems which have resulted in adverse financial consequences.

We believe we have taken the appropriate steps in our development to address such problems, although no assurance can be given that our systems, procedures, procurement efforts and production efforts and process are such that these problems will not be experienced in the future.

         We rely almost exclusively on our own production capability in:

         o   computer-aided chip and package design;
         o   wafer fabrication;
         o   wafer processing;
         o   device packaging;
         o   hybrid microelectronic packaging;
         o   printed circuit board testing; and
         o   final assembly and testing of products.

         Because we manufacture, package and test these components, products and systems at our own facility, and because these components, products and systems are not readily available from other sources, our business and results of operations will be significantly impaired if our manufacturing is interrupted by any of the following:

         o   shortages of parts of equipment;
         o   equipment failures;
         o   poor yields;
         o   fire or natural disaster; or
         o   otherwise.

         Since the onset of full commercial production, we, on occasion, have been unable to manufacture certain products in quantities sufficient to meet the demands of our existing customer base and that of new customers based upon equipment and/or other technical problems arising at various points during the production process. While at this time we are not experiencing any significant technical manufacturing problems, there can be no assurance that technical manufacturing problems could not arise in the future. The expansion in the scope of our operations has placed considerable strain on us to continually improve a variety of operating, financial and other systems. There can be no assurance that any existing or new systems, procedures or controls will be adequate to support our preparations or that our systems, procedures and controls will be designed, implemented or improved in a cost effective and timely manner. Lack of financial resources to implement, improve and expand such systems, procedures and controls in an efficient manner and at a place consistent with our business could have a material adverse impact on our business and results of operations.

We operate in a rapidly changing, highly competitive market and we may not have adequate resources to compete successfully.

         Our markets are highly competitive. We face current or potential competition from four primary sources:

         o   direct competitors;
         o   potential entrants;
         o   suppliers of potential new technologies; and
         o   suppliers of existing alternative technologies.

         We face intense competitive pressure and may be unsuccessful even if our products and manufacturing process are superior to those of our competitors. In addition, many of our competitors:

         o have substantially greater financial, manufacturing, personnel, technological, marketing, distribution, operating, administrative and other resources;
         o have established reputations for success in the development, licensing, sale and servicing of their products and technology; and
         o may be developing technologies or products of which we are unaware, which may be functionally similar, or superior, to some or all of those being developed by us.

         There can be no assurance that we will be able to compete successfully with these companies or other competitors. As the market for our products grows, new competitors are likely to emerge. Additional competition could adversely affect our operations. Moreover, the high power semiconductor diode laser and telecommunication markets are characterized by extensive research and rapid technological change. The development by others of new or improved products, processes or technologies may make our current or future products obsolete or less competitive than currently anticipated. There can be no assurance that advances in other or alternative technologies will not make our products obsolete or less competitive.

         Increased competition has resulted and could, in the future, result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business and results of operations. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures we face will not have a material adverse effect on our business and results of operations. We expect that both direct and indirect competition will increase in the future. Additional competition could have a material adverse effect on our results of operations through price reductions and loss of market share.

We depend on third party suppliers of raw materials and components.

         Our products require high quality raw materials and components which we purchase from others. Our ability to manufacture our products will depend upon our ability to establish commercial relationships with at least some of such suppliers. However, our business and results of operations have in the past been and could be impaired by:

         o   a stoppage or delay of supply;
         o   substitution of more expensive or less reliable parts;
         o   receipt of defective parts or contaminated materials; and
         o an increase in the price of such supplies or our inability to obtain reduced pricing from our suppliers in response to competitive pressures.

         We do not maintain, and do not intend to maintain, supply agreements with any of our suppliers (intending instead to purchase needed raw materials and components pursuant to purchase orders in the ordinary course of business). Our production will also be dependent upon our suppliers satisfying our performance and quality specifications and dedicating sufficient production capacity to meet our scheduled delivery times. There can be no assurance that we will be able to establish any commercial relationships with suppliers or, if we are able to do so, that such suppliers will be able to satisfy our scheduled delivery or performance requirements or have sufficient production capacity to satisfy such requirements during any period of sustained demand. Failure or delay by our suppliers in supplying us with needed raw materials and components would adversely affect our operating margins and our ability to manufacture and deliver products on a timely and competitive basis, which could, in turn, have a material adverse effect on us.

Potential competitive advantages from our exclusive rights to the Desorption Mass Spectrometric technology and aluminum free technology are subject to certain risks.

         We have an exclusive ten year license on the Desorption Mass Spectometric technology as it applies to laser technology, pursuant to a license agreement with the Air Force. Initially, we used the Air Force patent to develop products. More recently, our scientists have developed an optical system to replace Desorption Mass Spectometric, which is an electrical system. Our system works similarly to Desorption Mass Spectometric to control the temperature of the substrate but we believe that our system is simpler to use and easier to control. As a result, we do not rely on Desorption Mass Spectometric for any current products. We are current on administrative payments to the Air Force to keep this license in good standing, but there are no royalty payments due because we are not using the technology for products sold. We believe that the license agreement could become valuable to us in the future.

         We have a license agreement with Northwestern University granting us exclusive worldwide rights relating to aluminum free high power semiconductor diode lasers under patent rights of Northwestern University. Our agreements with the Air Force and Northwestern University represent a potential competitive advantage but it is dependent upon our ability to exploit the technology under both such agreements and to do so, if possible, on an exclusive basis. Accordingly, we consider patent protection for such Desorption Mass Spectometric and aluminum free technology, and our trade secrets relating thereto, to be important to our business prospects. While both licenses are based on patents received by the Air Force and Northwestern University, respectively, there can be no assurance, however, that:

         o   the patents will not be invalidated, circumvented or challenged;
         o others will not independently develop, or have not already developed, similar or more advanced technologies than our technology;
         o others will not design around or have not already designed around aspects of the technology and/or our trade secrets developed therefrom; or
         o that the steps taken by us and the Air Force, to date, will prevent misappropriation of the Desorption Mass Spectometric technology.

         No applications for patent protection in foreign countries have yet been made. In addition, to the extent that consultants, key employees or third parties apply technological information independently developed by them or others to our projects, disputes may arise as to the proprietary rights to such information.

We may be unable to protect our intellectual property rights and we may be liable for infringing the intellectual property rights of others.

         The semiconductor, optoelectronics, communications, information and laser industries are characterized by frequent litigation regarding patent and other intellectual property rights. Litigation may be necessary in the future:

         o   to enforce our intellectual property rights;
         o to determine the validity and scope of the proprietary rights of others; and
         o to defend against claims of infringement or invalidity of intellectual property rights developed internally or acquired from third parties.

         There can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. If our products or proposed products are deemed to infringe upon the patents or proprietary rights of others, we could, under certain circumstances, become liable for damages which could also have a material adverse effect on our business.

         We believe that the patent rights and the Northwestern license cover all production methods, including, but not limited to Molecular Beam Epitaxy and Metal Organic Chemical Vapor Deposition. We believe that attempts by others to develop equivalent aluminum free technology could infringe on our exclusive rights. Enforcement of these rights will require coordination by us with Northwestern University. We believe that the exclusive right granted under the Northwestern license constitute an as of yet undetermined competitive advantage. Coherent, Inc., a competitor of ours, has advised us and Northwestern University that it believes that the patent rights under the Northwestern license do not cover the manufacture of aluminum free products other than by Metal Organic Chemical Vapor Deposition. Alternatively, Coherent, Inc. claims that its products do not infringe on the Northwestern patents. We are reviewing our options with respect to such infringements. At this time, no litigation has been instituted by us, Northwestern or any third party with respect to the scope of the patent rights under the Northwestern license and Northwestern has indicated to us that it will not institute any litigation at this time.

We may be exposed to product liability claims.

         The products that we will market are intended for use by commercial end users and original equipment manufacturers in their end products. Some of our products may become critical components in medical and surgical devices or in printing, data storage and data transmission and telecommunications systems. The use of high power semiconductor diode lasers is regulated by the Center for Disease and Radiological Health because the misuse or mishandling of such products could result in injury from exposure to the laser light emissions. A malfunction of our products in any application could result in tort lawsuits based on injuries resulting from such malfunctions, or in contract damages lawsuits resulting from the high costs of repairing or replacing our high power semiconductor diode lasers in applications such as satellites or fiber cables or due to lost profits for data transmission down time. There can be no assurance that our warranty disclaimers and liability limitations and adherence to safety standards will be effective in limiting our liability for any such damages. Moreover, while we maintain product liability insurance in the amount of $1 million per occurrence with a $2 million aggregate limit, there can be no assurance that this insurance will be sufficient to cover potential claims or that adequate levels of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured claim against us could have a material adverse effect on our business.

We have been subject to investigations which could have a material adverse effect on our business.

         We responded, starting April 1998, to informal requests for information from the Securities and Exchange Commission. In August 1998, we learned that in June 1998, the Securities and Exchange Commission had issued a formal order of investigation to determine whether violations of certain aspects of the federal securities laws had occurred in connection with our public disclosures. Pursuant to this formal order of investigation, we and certain of our current and former officers and directors have produced documents pursuant to subpoenas from the Northeast Regional Office of the Securities and Exchange Commission. We do not know whether or not this investigation remains active and are not able to speculate as to the specific subject matter of the investigation. There are no current requests for information. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on us. We have cooperated with the investigation and responded to all requests for information in connection with the investigation. No such requests for information have been forthcoming since late 1998.

         In August 1998, we learned that the United States Attorney's Office for the Southern District of New York was investigating whether violations of securities laws have occurred in connection with our public disclosures but has been informed that we are not presently a target of the investigation. We have cooperated fully with the investigation and have responded to a grand jury subpoena issued in connection with the investigation. We do not know whether or not this investigation remains active and are unable to speculate as to the outcome or possible effect of the investigation on us or our management. There can be no assurance as to the timeliness of the completion of the investigation or as to the final result thereof, and no assurance can be given that the final result of the investigation will not have a material adverse effect on us or our current management. Management believes that there are meritorious defenses to the issues raised by this investigation and intends to defend this matter vigorously if there be any further action. No requests for information have been forthcoming since late 1998.

We are exposed to risks of doing business internationally.

         Revenues from customers outside of the United States accounted for approximately $867,000 of our total revenue in fiscal year 1999. International revenue carries a number of inherent risks, including:

         o   Local economic and market conditions.
         o Difficulties in enforcing intellectual property and contractual rights.
         o The need for compliance with a variety of international and United States export regulations.
         o   Unexpected changes in regulatory requirements.
         o   Trade barriers.
         o Difficulties in staffing and managing international operations because of distance, language and cultural differences.
         o   Longer payment cycles.
         o   Currency exchange rate fluctuations.
         o   Problems in collecting accounts receivable.
         o   Political and economic instability.
         o   Export restrictions.
         o   Seasonal fluctuations in business activity.
         o   Potentially adverse tax consequences.

One or more of these factors could have a material adverse effect on our future international presence and, consequently, on our business, operating results and financial condition.

We are subject to environmental regulations which could impose the need for additional capital equipment or other requirements.

         We are, and will be, subject to a variety of federal, state and local governmental regulations related to the storage, use, discharge and disposal of toxic, volatile or otherwise hazardous or regulated chemicals used in our manufacturing processes. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Further, such regulations could restrict expansion of our operations. Any failure by us to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous or regulated substances under present or future regulations could subject us to substantial liability, require costly changes in our manufacturing processes or facilities, or cause our manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on our results of operations or financial condition. We would also be forced to eliminate certain substances from our manufacturing processes. Failure to obtain adequate replacements could result in decreased manufacturing yield, impairment of product reliability, inability to fabricate certain products, and increased manufacturing costs.

We depend upon key personnel and may be unable to hire qualified personnel.

         We are dependent on the continued services of Dr. Geoffrey T. Burnham, our Chairman of the Board, President and Chief Executive Officer. If Dr. Burnham were to leave us, we could face substantial difficulty in hiring a qualified successor and could experience a loss in productivity while any successor obtains the necessary company and industry knowledge.

         Our success will also be dependent upon our ability to attract and retain experienced high power semiconductor diode laser production, marketing and manufacturing personnel with the specific executive skills necessary to assist our business. We may not be successful in attracting, retaining or motivating key personnel. Our industry is experiencing a shortage in qualified personnel. If we do not succeed in attracting new personnel, or retaining and motivating existing personnel, our business may be affected adversely.

Our stock price has been volatile, which may make it more difficult for you to resell shares when you want to do so and at prices you find attractive.

         The trading price of our common stock can fluctuate significantly. For example, during the 52 week period ended April 30, 2000, the market price of our common stock ranged from $0.18 to $5.15. The stock price may fluctuate in response to a number of events and factors, including:

         o   Quarterly variations in operating results;
         o Announcements of technological innovations or new products and services by us or its competitors;
         o Changes in financial estimates and recommendations by securities analysts;
         o The operating and stock price performance of other companies that investors may deem comparable; and
         o   News reports relating to trends in our markets.

         In addition, the stock market in general and the market prices for semiconductor companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of those companies. These broad market and industry fluctuations may affect adversely the price of our common stock, regardless of operating performance. A drop in the market price of our common stock may affect adversely our business and financial opportunities.

We may incur significant costs from class action litigation due to our stock volatility.

         When the market price of a stock has been volatile, holders of that stock have occasionally instituted securities class action litigation. If any of our stockholders were to bring a lawsuit of this type against us, even if the lawsuit is without merit, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management.

Shares eligible for sale after this offering could adversely affect our stock price.

         The market price of our common stock could decline as a result of sales by the selling security holders of their shares of common stock after this offering, or other sales of shares that become eligible for resale under Rule 144, or the perception that these sales could occur. These sales also might make it difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. In addition, the selling security holders together hold warrants to purchase an aggregate of 9.4 million shares of our common stock which are also covered by this offering. If they exercise these warrants and sell the underlying shares of common stock in the market, the market price of our common stock could decline.

Certain events could result in a dilution of your ownership of our common stock.

         As of May 4, 2000, we had approximately 28,474,397 million shares of the our common stock outstanding and approximately 17,423,271 million shares of our common stock equivalents including convertible preferred stock, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the warrants and stock options range from $0.05 to $5.00 per share. These common stock equivalents also provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions and, in certain cases, upon the issuance of common stock at below market prices. If one or more of these events occurs the number of shares of our common stock that may be issued upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock. In addition, if we continue to raise additional financing through private placements your percentage of ownership may be diluted.

         Under the terms of a Securities Purchase Agreement, dated as of February 5, 1999, with bmp Mobility AG Venture Capital, as amended by Amendment No. 1 to Securities Purchase Agreement, dated as of April 28, 1999, bmp Mobility AG Venture Capital purchased, in multiple tranches, 2,000,000 newly issued shares of our common stock and 1,000,000 shares of our Series B Convertible Preferred Stock each convertible into 5 shares of our common stock or an aggregate of 5,000,000 shares of our common stock. Based on public filings, we are aware that bmp Mobility AG Venture Capital has transferred ownership of its shares of common stock, Series B Convertible Preferred Stock and a warrant to purchase an aggregate of 500,000 shares of common stock to ANB Alster Neue Beiteiligungs GmbH & Co. KG. The Series B Convertible Preferred Stock and warrants contain certain provisions relating to antidilution protection against private placement issuances of securities below fair market value. We have had certain discussions with a representative of ANB Neue Beiteiligungs GmbH & Co. KG concerning the applicability of these provisions to the private placements consummated this year. We have contended that no such adjustment is required and sought a waiver of such provisions from ANB Alster Neue Beiteiligungs GmbH & Co. KG. To date, no agreement has been reached. To the extent that it is determined that such adjustment is required, the failure to reach such agreement could result in an increase in the number of shares of our common stock issuable upon exercise of the Series B Convertible Preferred Stock and warrants and thereby result in potential dilution to the percentage ownership of common stock offered hereby.

A significant percentage of our revenues are generated from a few customers.

         A relatively limited number of our customers accounted for a substantial portion of revenue in fiscal year 1999. Revenue to any single customer is also subject to significant variability from quarter to quarter. Such fluctuations could have a material adverse effect on our business, operating results or financial condition. We expect that revenue to a limited number of customers will continue to account for a high percentage of the net sales for the foreseeable future. Moreover, there can be no assurance that current customers will continue to place orders or that we will be able to obtain new orders from new customers.

Equity financings obtained by us may prevent us from using net operating loss carry forwards in the future.

         Our net operating loss carry forwards expire in the years 2008 to 2019. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating losses is limited after an ownership change, as defined in Section 382, to an annual amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term exempt tax rate. The additional equity financings obtained by us since our inception may have resulted in an ownership change and, thus, in a limitation on our use of prior net operating losses. In the event we achieve profitable operations, any significant limitation on the utilization of our net operating losses would have the effect of increasing our tax liability and reducing net income and available cash resources.

We depend on emerging applications and new products.

         Our current products and the telecommunications products we are seeking to obtain orders for serve many applications in the communications and industrial laser markets. In many cases, our products are substantially completed, but the customer's product incorporating our products is not yet completed or the applications or markets for the customer's product are new or emerging. In addition, some of our customers are currently in the process of developing new products that are in various stages of development, testing and qualification, and sometimes are in emerging applications or new markets.

         We believe that rapid customer acceptance and qualification of our new products is key to its financial results. Substantial portions of our products address markets that are not now, and may never become, substantial commercial markets. We have experienced, and are expected to continue to experience, delays in qualification, fluctuation in customer orders and competitive, technological and pricing constraints that may preclude development of markets for our products and our customers' products.

         We and our customers are often required to test and qualify pump lasers and modules, modulators, amplifiers, and transmitters among other new products for potential volume applications. In the telecommunications industry, market qualification is an especially costly, time consuming and difficult process. We cannot assure you that:

         o We or our customers will continue their existing product development efforts, or if continued that such efforts will be successful;
         o Markets will develop for any of our technology or that pricing will enable such markets to develop;
         o Other technology or products will not supersede our products or its customer's products; and
         o We or our customers will be able to qualify products for certain customers or markets.

         We may also be unable to develop or qualify new products on a timely schedule. Moreover, even if we are successful in the timely development of new products that are accepted in the market, we often experiences lower margins on these products. The lower margins are due to lower yields and other factors, and thus we may be unable to manufacture and sell new products at an acceptable cost so as to achieve acceptable gross margins.

We have issued shares of Series B Convertible Preferred Stock and may be prohibited from engaging in a "business combination" which could delay or prevent a change-in-control.

         The issuance of shares of our common stock and shares convertible into our common stock during the preceeding 24 months to bmp Mobility AG Venture Capital and the shareholders offering shares in this offering, and our ability to issue additional shares of common stock and Series B Convertible Preferred Stock in the future, without shareholder approval could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Additionally, we are subject to anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change-in-control our company. This provision may also reduce the likelihood of an acquisition of our company at a premium price by another person or entity.

                               RECENT DEVELOPMENTS

         We have raised an aggregate of $5,730,000 from a series of private placements since January 1, 2000. We are currently in discussions regarding raising additional financing of up to $4 million. We intend to seek to grow our business through expansion into telecommunications products. We have the capability without substantial capital expenditures or an expansion of staff to manufacture products with telecommunications applications. If we are successful in raising additional capital it is anticipated that we will expend between $500,000 to $4,000,000 on capital expenditures to expand significantly the products with telecommunications applications that we could manufacture. Therefore, with additional capital we believe that the potential for revenues in telecommunications is significantly increased. There can be no assurance that additional financing or the ability to increase sales in telecommunications can be obtained by us. We are currently seeking to issue additional equity capital through private placements. The need to raise equity capital at current stock prices is likely to result in substantial dilution to shareholders and could result in a change of control.

         In May 2000 we agreed in principle with BSB Bank & Trust Company to pay down approximately $250,000 of the collateralized line of credit, representing the amount in excess of the borrowing base. Such excess amount had been cash collateralized. In connection with such agreement, the line of credit will be extended to March 31, 2001. In addition, we agreed to issue BSB Bank & Trust Company warrants to purchase 50,000 shares of our common stock at an exercise price equal to $1.00 per share.

                                 USE OF PROCEEDS

         This prospectus relates to the sale of 18,800,000 shares of our common stock consisting of 9,400,000 shares of common stock and 9,400,000 shares of common stock issuable upon exercise of warrants which were issued by us to the selling security holders. We will not receive any of the proceeds from the sale of the shares. The selling security holders will receive all of the proceeds from the sale of the shares.

                                 DIVIDEND POLICY

         We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                            SELLING SECURITY HOLDERS

         The following table sets forth the number of shares of common stock beneficially owned by each of the selling security holders as of May 4, 2000, the number of shares owned thereby covered by this prospectus and the amount and percentage ownership of each selling stockholder after the offering of the shares offered hereby assuming all the shares covered by this prospectus are sold by the selling security holders. None of the selling shareholders has had any position, office or other material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of ours.

                                                         NUMBER
                                                        OF SHARES
                          BENEFICIAL OWNERSHIP         TO BE SOLD     BENEFICIAL OWNERSHIP
                             OF COMMON STOCK               IN           OF COMMON STOCK
                            PRIOR TO OFFERING           OFFERING       AFTER OFFERING(2)
                            -----------------           --------       -----------------
STOCKHOLDER             NUMBER           PERCENT (1)                  NUMBER        PERCENT
-----------             ------           -------                      ------        -------
Rennes Foundation       19,666,666(3)     53.4%        16,000,000  3,666,666(3)     9.9%

Strategic Management     2,800,000(4)      9.3%         2,800,000      --            --
Corporation

-----------------
(1) Assumes all shares are sold in the offering.
(2) Based on 28,474,397 shares of our common stock outstanding as of May 4, 2000.
(3) Consists of 11,333,333 shares of our common stock and 8,333,333 shares issuable upon exercise of outstanding warrants.
(4) Consists of 1,400,000 shares of our common stock and 1,400,000 shares issuable upon exercise of outstanding warrants.

                              PLAN OF DISTRIBUTION

         The shares are being registered in order to facilitate their sale from time to time by the selling security holders, or by pledgees, donees, transferees or other successors in interest thereof, as market conditions permit in one or more transactions. No underwriting arrangements have been entered into by the selling security holders. In addition, since sales will be made in the sole discretion of the selling security holders, we are unable to predict whether or when any of the selling security holders will determine to proceed with sales of the shares. The distribution of the shares by the selling security holders and/or their pledgees, donees, transferees or other successors in interest, may be effected in one or more transactions that may take place on the Nasdaq OTC Bulletin Board, including ordinary brokers transactions, privately negotiated transactions or through sales to one or more dealers for resale of the shares as principals, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b)
purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling security holders in amounts to be negotiated immediately prior to the sale. The selling security holders and such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.

         We have agreed to pay the filing fees, costs and expenses associated with the registration statement, including compliance with any state blue sky requirements.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of Semiconductor Laser International Corporation for the year ended December 31, 1999, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to its ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

         This prospectus is part of a Registration Statement on Form S-3 that we are filing with the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information with the Securities and Exchange Commission.

         You may inspect and copy reports, proxy statements and other information that we have filed with the Securities and Exchange Commission, including the registration statement, at the following Securities and Exchange Commission public reference facilities maintained by the Securities and Exchange
Commission:


450 Fifth Street, N.W.     Northwest Atrium Center     7 World Trade Center
Room 1024                  500 West Madison Street     Suite 1300
Washington, D.C.  20549    Suite 1400                  New York, New York 10048
                           Chicago, Illinois 60661

         You may call the Securities and Exchange Commission at 1-800-732-0330 for further information about the public reference facilities.

         We are also an electronic filer with the Securities and Exchange Commission, which may be accessed through the Securities and Exchange Commission's Web site at http://www.sec.gov. Our securities are listed on the Nasdaq OTC Bulletin Board.

         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Securities and Exchange Commission allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Securities and Exchange Commission subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling security holders have sold all the shares of common stock described in this prospectus.

         The following documents filed with the Securities and Exchange Commission are incorporated by reference in this prospectus:

         1.  Our Annual Report on Form 10-KSB for the year ended December 31,
             1999.
         2. The description of our common stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission under the Exchange Act.

         We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in the prospectus, other than exhibits to the information that is incorporated by reference. You should direct any requests for documents to:
Semiconductor Laser International Corporation, 15 Link Drive, Binghamton, New York 13904, Attention: Chief Executive Officer, or by telephone (607) 722-3800.

                          FORWARD-LOOKING STATEMENTS IN
                  THIS PROSPECTUS MAY NOT PROVE TO BE ACCURATE

         This prospectus contains or incorporates forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We may make additional written or oral forward-looking statements from time to time in filings with the Securities and Exchange Commission or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

         These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.

         We have described many of these factors in "Risk Factors." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or acting on our behalf are expressly qualified in their entirety by this section.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee ................ $4,665.41

Printing and Engraving .............................................     *

Legal Fees and Expenses ............................................     *

Accounting Fees and Expenses .......................................     *

Miscellaneous ......................................................     *
         Total .....................................................     *

* To be included in an amendment hereto.

         All of the above items, except the registration fee, are estimated. All expenses incurred in connection with this offering will be borne by the registrant.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The indemnification of directors and officers of the registrant is governed by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") and the Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Restated By-Laws (the "Restated By-Laws") of the registrant. Subsection (a) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

         Subsection (b) of DGCL Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         DGCL Section 145 further provides that to the extent that a present or former director or officer is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. In all cases in which indemnification is permitted under subsections (a) and (b) of Section 145 (unless ordered by a court), it shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the applicable standard of conduct has been met by the party to be indemnified. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The statute authorizes the corporation to pay expenses incurred by an officer or director in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the person to whom the advance will be made, to repay the advances if it shall ultimately be determined that he was not entitled to indemnification. DGCL Section 145 also provides that indemnification and advancement of expenses permitted thereunder are not to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. DGCL Section 145 also authorizes the corporation to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents regardless of whether the corporation would have the statutory power to indemnify such persons against the liabilities insured.

         Article Seventh of the Certificate of Incorporation of the registrant provides that no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (involving certain unlawful dividends or stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Article Seventh of the Certificate of Incorporation of the registrant entitles directors, officers, employees and agents, past and present, of the registrant to indemnification to the fullest extent permitted by Section 145 of the DGCL, as the same may be supplemented from time to time.

         Pursuant to Section 145(g) of the DGCL, the Restated By-Laws of the registrant authorize the registrant to obtain insurance to protect directors, officers, employees or agents from certain liabilities, including liabilities against which the registrant cannot indemnify its directors, officers, employees or agents. The registrant maintains a directors and officers liability policy which, among other things, provides for payment up to $1 million on behalf of any of the registrant's past, present or future directors or officers against loss.

ITEM 16. EXHIBITS

         The following exhibits are filed as part of this registration statement:

Exhibit                                Description
-------                                -----------

   4.1 Form of Warrant issued by the registrant to Strategic Management Corporation and to Rennes Foundation (incorporated by reference into the registrant's Annual Report on Form 10-KSB (Securities and Exchange Commission File No. 000- 27908) filed with the Securities and Exchange Commission on March 30, 2000).

   5.1       Opinion of Swidler Berlin Shereff Friedman, LLP.*

  23.1       Consent of PricewaterhouseCoopers LLP.

  23.2       Consent of Swidler Berlin Shereff Friedman, LLP.*

* To be included in an amendment hereto.

ITEM 17. UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

    Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Binghamton, State of New York, on May 4, 2000.

                                SEMICONDUCTOR LASER INTERNATIONAL
                                CORPORATION

                                By: /s/ Geoffrey T. Burnham
                                    -------------------------------------------
                                    Name:  Geoffrey T. Burnham
                                    Title: Chairman of the Board, President and
                                           Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                            Title                               Date
        ---------                            -----                               ----
/s/ Geoffrey T. Burnham       Chairman of the Board, President and            May 4, 2000
----------------------------  Chief Executive Officer (Principal
Geoffrey T. Burnham           Executive Officer)

/s/ Susan M. Burnham          Vice President, Treasurer and Director          May 4, 2000
----------------------------
Susan M. Burnham

/s/ Leonard E. Lundberg       Chief Financial Officer, Principal              May 4, 2000
----------------------------  Financial Officer and Principal Accounting
Leonard E. Lundberg           Officer

/s/ George W. Hippisley       Director                                        May 4, 2000
----------------------------
George W. Hippisley

/s/ Vincent Tomaselli         Director                                        May 4, 2000
----------------------------
Vincent Tomaselli

                  SEMICONDUCTOR LASER INTERNATIONAL CORPORATION

                                    FORM S-3
                             REGISTRATION STATEMENT

                                  EXHIBIT INDEX


Exhibit                               Description
-------                               -----------

   4.1 Form of Warrant issued by the registrant to Strategic Management Corporation and to Rennes Foundation (incorporated by reference into the registrant's Annual Report on Form 10-KSB (Securities and Exchange Commission File No. 000- 27908) filed with the Securities and Exchange Commission on March 30, 2000).

   5.1       Opinion of Swidler Berlin Shereff Friedman, LLP.*

  23.1       Consent of PricewaterhouseCoopers LLP.

  23.2       Consent of Swidler Berlin Shereff Friedman, LLP.*


* To be included in an amendment hereto.

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